Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Texas United Bancshares, Inc. on Form S-8 of our report dated February 25, 2005, on our audit of the consolidated financial statements and financial schedules of Texas United Bancshares, Inc., as of December 31, 2004, and for the year then ended, which report is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Houston, Texas

April 13, 2005